Exhibit 10.23

LNR PROPERTY CORPORATION

EMPLOYEE SHARE REPURCHASE PLAN

1.	Definitions

As used in this Plan the following definitions apply:

(a)   “Agent” means an agent independent of the issuer, as that term is defined in Rule 10b-18 under the Securities Exchange Act of 1934, as amended, with regard to LNR as the issuer of the Common Stock.

(b)   “Board of Directors” means LNR’s Board of Directors.

(c)   “Committee” means the Board of Directors, or a committee designated by the Board of Directors to administer the Plan which consists solely of two or more “non-employee directors,” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

(d)   “Common Stock” means common stock, par value $.10 per share, of LNR.

(e)   “Company” means LNR and all its more than 50% owned subsidiaries.

(f)   “Employee” means a full or part time employee of the Company.

(g)   “Lennar Option” means an option issued by Lennar Corporation before October 31, 1997 which, because of the spin-off of LNR, entitles the holder to receive on exercise shares of Common Stock as well as stock of Lennar Corporation.

(h)   “LNR” means LNR Property Corporation, a Delaware corporation, or its successor by merger or a similar transaction.

(i)   The “Market Price” of a share of Common Stock on a day will be the mean of the high and low sale prices of the Common Stock on that day reported in consolidated trading on the New York Stock Exchange (or if the Common Stock is not listed on the New York Stock Exchange the day, reported on the securities exchange or quotation system which is the principal market for the Common Stock on the day).

(j)   “Option Exercise Date” means the day on which an Employee exercises a Stock Option or a Lennar Option.

(k)   “Plan” means this LNR Property Corporation Employee Share Repurchase Plan.

(l)   “Restricted Stock Vesting Date” means the day on which restricted shares awarded to an Employee by LNR become non-forfeitable (i.e., are no longer subject to forfeiture upon termination of employment, failure to achieve performance goals or the happening of another event).

(m)   “Stock Option” means a stock option granted by LNR to an Employee.

(n)   “Stock Purchase Agreement” means a stock purchase agreement entered into pursuant to the LNR 2001 Senior Officers Stock Purchase Plan.

(o)   “Stock Purchase Date” means the day on which an Employee, purchases common stock under a Stock Purchase Agreement.

2.	Purpose of the Plan

The purpose of the Plan is to provide a means by which Employees can sell shares of Common Stock they acquire through exercise of Stock Options or Lennar Options, which are awarded to them by LNR under restricted stock plans, or which they purchase under Stock Purchase Agreements, without having to incur the costs or meet the requirements of sales of those shares in public markets.

3.	Decision to Repurchase Shares

(a)   If within 30 days after an Option Exercise Date, or 10 days after a Restricted Stock Vesting Date or a Stock Purchase Date, the Employee who exercised a Stock Option or a Lennar Option on that Option Exercise Date, whose Common Stock became non-forfeitable on that Restricted Stock Vesting Date, or who purchased Common Stock under a Stock Purchase Agreement on that Stock Purchase Date, requests that LNR repurchase all or a portion of the shares as to which the option was exercised, which became non-forfeitable or which were purchased under a Stock Purchase Agreement, the Committee may (but will not be required to) authorize LNR to repurchase those shares for their Market Price on the applicable Option Exercise Date, Restricted Share Vesting Date or Stock Purchase Date.

(b)   If LNR is advised by counsel that, in order to ensure that purchases of shares under the Plan will not be deemed to have violated Section 9(a)(2) of the Securities Exchange Act of 1934, as amended, or Rule 10b-5 under that Act, it is advisable that purchases be effected for LNR by an Agent and LNR appoints an Agent for that purpose, an authorization by the Committee will only be an authorization for the Agent to effect the purchase for LNR if the Agent thinks it will be appropriate for LNR to do that and will not artificially affect the market for the Common Stock, but the authorization by the Committee will not require the Agent to carry out the authorized transactions.

(c)   If the Committee (or an Agent, if there is one) approves a repurchase of Common Stock which is requested by an Employee as described in Subparagraph (a), as promptly as practicable, LNR will pay the purchase price for the Common Stock to the Employee against receipt from the Employee of the certificates representing the Common Stock which LNR is repurchasing, endorsed or accompanied by documents of assignment which comply with the requirements of the Uniform Commercial Code as in effect in Florida at the time of the purchase.

4.	Withholding Payments

If as a result of a repurchase of Common Stock under this Plan, the Company is required to pay withholding tax with regard to the Employee from whom it repurchases the Common Stock, LNR may, at its discretion, deduct from the purchase price LNR pays for the Common Stock an amount equal to the withholding tax LNR is required to pay as withheld income tax.

5.	Administration of the Plan

(a)     The Plan will be administered by the Committee.

(b)     The Committee will have full power to construe, interpret and administer the Plan and to establish and change the rules and regulations for its administration.

(c)     Subject to the limitations contained in the Plan, including those regarding an Agent, the Committee will have full power to authorize LNR to repurchase shares of Common Stock as described in Paragraph 3(a).

(d)     In exercising its powers under the Plan, the Committee may act in its sole discretion, with no requirement that it follow past practices or treat one Employee in a manner consistent with the way it treats other Employees.

(e)     All actions taken and decisions made by the Committee (including all determinations as to the purchase price to be paid for shares of Common Stock) will be binding on all Employees who request that LNR repurchase their shares in accordance with this Plan, and on their respective legal representatives and beneficiaries.

(f)     No member of the Committee will be liable for any determination made or action taken in good faith with respect to this Plan or for any decision not to authorize LNR to repurchase shares of Common Stock from particular Employees or at particular times.

6.	Effective Date

This Plan will be effective on the day when it is adopted by the Board of Directors.

7.	Governing Law

This Plan will be governed by the substantive laws of the State of Delaware.

8.	Amendments of the Plan

The Board of Directors may amend this Plan at any time. However, no amendment to this Plan will change a determination to repurchase Common Stock from an Employee which is communicated to the Employee before the amendment is effective, unless the Employee consents to the change.

9.	Termination of the Plan

This Plan may be terminated at any time by the Board of Directors. However, termination of this Plan will not affect a determination to repurchase Common Stock from an Employee which is communicated to the Employee before this Plan is terminated.

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As approved by the Board of Directors of LNR Property Corporation

on January 17, 2001 and amended with the approval of the Board of Directors on April 9, 2002